                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                  Retalix Ltd.
           ----------------------------------------------------------
                                (NAME OF ISSUER)

                  Ordinary Shares, NIS 1.00 par value per share
           ----------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    M8215W109
           ----------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2009
           ----------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

----------------------                                      --------------------
CUSIP NO. M8215W109                    13G                   PAGE 2 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Investment House Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              239,853.61 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          239,853.61 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     239,853.61 (**)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.18% (**)(***)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009.

(**) The securities reported herein are beneficially owned by Psagot Exchange
Traded Notes Indexes (Trade 2007) Ltd., Psagot Exchange Traded Notes (Trade
2000) Ltd., mutual funds managed by Psagot Mutual Funds Ltd., and provident funds managed by Psagot Provident Funds Ltd. Each of Psagot Exchange Traded
Notes Indexes (Trade 2007) Ltd., Psagot Exchange Traded Notes (Trade 2000) Ltd.,
Psagot Mutual Funds Ltd., and Psagot Provident Funds Ltd. (the "Subsidiaries")
is a wholly-owned subsidiary of Psagot Investment House Ltd. The Subsidiaries operate under independent management and make their own independent voting and investment decisions. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the holders of the exchange-traded notes or for the benefit of the members of the mutual funds or the provident funds, as the case may be. This Statement shall not be construed as an admission by Psagot Investment House Ltd. that it is the beneficial owner of any of the Ordinary Shares covered by this Statement.

(***) Based on 20,406,363 ordinary shares outstanding as of October 26, 2009 (as reported in the Issuer's Schedule 14D-9 filed with the Securities and Exchange
Commission ("SEC") on October 26, 2009).

----------------------                                      --------------------
CUSIP NO. M8215W109                    13G                   PAGE 3 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Mutual Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              81,483 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          81,483 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     81,483 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.40% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009.

(**) Based on 20,406,363 ordinary shares outstanding as of October 26, 2009 (as reported in the Issuer's Schedule 14D-9 filed with the SEC on October 26, 2009).

----------------------                                      --------------------
CUSIP NO. M8215W109                    13G                   PAGE 4 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Provident Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              48,359.61 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          48,359.61 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     48,359.61 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.24% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009.

(**) Based on 20,406,363 ordinary shares outstanding as of October 26, 2009 (as reported in the Issuer's Schedule 14D-9 filed with the SEC on October 26, 2009).

----------------------                                      --------------------
CUSIP NO. M8215W109                    13G                   PAGE 5 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Exchange Traded Notes Indexes (Trade 2007) Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              78,515 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          78,515 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     78,515 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.38% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of December 31, 2009.

(**) Based on 20,406,363 ordinary shares outstanding as of October 26, 2009 (as reported in the Issuer's Schedule 14D-9 filed with the SEC on October 26, 2009).

----------------------                                      --------------------
CUSIP NO. M8215W109                    13G                   PAGE 6 OF 12 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Exchange Traded Notes (Trade 2000) Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              31,496 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          31,496 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     31,496 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.15% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as December 31, 2009.

(**) Based on 20,406,363 ordinary shares outstanding as of October 26, 2009 (as reported in the Issuer's Schedule 14D-9 filed with the SEC on October 26, 2009).

ITEM 1.   (a)  NAME OF ISSUER:

               Retalix Ltd.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               10 Zarhin Street, P.O. Box 2282, Ra'anana, Israel 43000

ITEM 2.   (a)  NAME OF PERSON FILING:

               1.   Psagot Investment House Ltd.

               2.   Psagot Mutual Funds Ltd.

               3.   Psagot Provident Funds Ltd.

               4.   Psagot Exchange Traded Notes Indexes (Trade 2007) Ltd.

               5.   Psagot Exchange Traded Notes (Trade 2000) Ltd.

               The securities reported herein are beneficially owned by Psagot
               Exchange Traded Notes Indexes (Trade 2007) Ltd., Psagot Exchange
               Traded Notes (Trade 2000) Ltd., mutual funds managed by Psagot
               Mutual Funds Ltd., and provident funds managed by Psagot
               Provident Funds Ltd. Each of the Subsidiaries is a wholly-owned subsidiary of Psagot Investment House Ltd.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Psagot Investment House Ltd. - 14 Ahad Ha'am Street, Tel Aviv
               65142, Israel

               Psagot Mutual Funds Ltd. - 14 Ahad Ha'am Street, Tel Aviv 65142,
               Israel

               Psagot Provident Funds Ltd. - 33 Yavetz Street, Tel Aviv 65258,
               Israel

               Psagot Exchange Traded Notes Indexes (Trade 2007) Ltd. - 14 Ahad
               Ha'am Street, Tel Aviv 65142, Israel

               Psagot Exchange Traded Notes (Trade 2000) Ltd. - 14 Ahad Ha'am
               Street, Tel Aviv 65142, Israel

          (c)  CITIZENSHIP:

               Psagot Investment House Ltd. - Israel

               Psagot Mutual Funds Ltd. - Israel

               Psagot Provident Funds Ltd. - Israel

               Psagot Exchange Traded Notes Indexes (Trade 2007) Ltd. - Israel

               Psagot Exchange Traded Notes (Trade 2000) Ltd. - Israel

          (d)  TITLE OF CLASS OF SECURITIES:

               Ordinary Shares, NIS 1.00 par value per share

          (e)  CUSIP NUMBER:

               M8215W109

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               The Subsidiaries operate under independent management and make their own independent voting and investment decisions. Any economic interest or beneficial ownership in any of the
               securities covered by this report is held for the benefit of the holders of the exchange-traded notes or for the benefit of the members of the mutual funds or the provident funds, as the case may be.

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in
                    Item 4(a) above

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
               beneficial owner of more than 5 percent of the class of
               securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

               N.A.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
               THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
               CONTROL PERSON:

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               N.A.

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       10

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2009

                                                 PSAGOT INVESTMENT HOUSE LTD.

                                                 /s/ Eli Bavly
                                                 ----------------------------
                                                 By: Eli Bavly
                                                 Title: Vice President

                                                 PSAGOT MUTUAL FUNDS LTD.

                                                 /s/ Ilan Rakoch
                                                 ----------------------------
                                                 By: Ilan Rakoch
                                                 Title: Chief Investment Officer

                                                 PSAGOT PROVIDENT FUNDS LTD.

                                                 /s/ Shlomi Bracha
                                                 ----------------------------
                                                 By: Shlomi Bracha
                                                 Title: Vice President -
                                                 Investments

                                                 PSAGOT EXCHANGE TRADED NOTES
                                                 INDEXES (TRADE 2007) LTD.

                                                 /s/ Tal Vardi
                                                 ----------------------------
                                                 By: Tal Vardi
                                                 Title: CEO

                                                 PSAGOT EXCHANGE TRADED NOTES
                                                 (TRADE 2000) LTD.

                                                 /s/ Tal Vardi
                                                 ----------------------------
                                                 By: Tal Vardi
                                                 Title: CEO

                                       11

EXHIBIT NO.   DESCRIPTION

Exhibit 1     Agreement of Joint Filing

                                       12